Exhibit 99.1


                        PROLOGIC MANAGEMENT SYSTEMS, INC.
                                 AND SUBSIDIARY


                        CONSOLIDATED FINANCIAL STATEMENTS


                       YEARS ENDED MARCH 31, 2005 and 2004

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                                    CONTENTS




Report of Independent Registered Public Accounting Firm                   F-3

Consolidated Financial Statements
     Consolidated Balance Sheet                                           F-4
     Consolidated Statements of Operations                                F-5
     Consolidated Statements of Changes in Stockholders' Deficit          F-6
     Consolidated Statements of Cash Flows                                F-7

Notes to Consolidated Financial Statements                                F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
Prologic Management Systems, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Prologic Management Systems, Inc. and subsidiary (the "Company") as of March 31, 2005, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prologic Management Systems, Inc. and subsidiary as of March 31, 2005, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative working capital and a stockholders' deficit. The Company has also had all of its operating assets foreclosed upon and no longer has any continuing operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/EPSTEIN, WEBER & CONOVER, PLC
   Scottsdale, Arizona
   July 21, 2005

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET


ASSETS

 Cash                                                             $         341
                                                                  --------------

TOTAL ASSETS                                                      $         341
                                                                  ==============
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Due to Shareholders                                              $      39,622
 Accounts payable                                                       174,753
 Notes payable (Note 4)                                                 408,846
 Accrued expenses                                                       482,443
 Accrued dividends                                                      252,050
                                                                  --------------

TOTAL LIABILITIES                                                     1,357,714
                                                                  --------------

Commitments and contingencies (Note 10)

Manditorily Redeemable Preferred stock (Note 6):
 Series A cumulative convertible preferred stock, no par value,
  16,667 shares authorized, 16,667 shares issued and outstanding,
  aggregate liquidation preference of $100,002                          100,000
 Series B cumulative convertible preferred stock, no par value,
  100,000 shares authorized, 9,500 shares issued and outstanding,
  aggregate liquidation preference of $95,000                            68,588
 Series C cumulative convertible preferred stock, no par value,
  100,000 shares authorized, 55,850 shares issued and outstanding,
  aggregate liquidation preference of $558,500                          558,500

                                                                  --------------

Total Redeemable Preferred Stock                                        727,088
                                                                  --------------

 Stockholders' Deficit:

 Common stock, no par value, 50,000,000 shares authorized,
  7,275,048 shares issued and outstanding at March 31, 2005          10,205,073
 Additional paid in capital                                             970,766
 Accumulated deficit                                                (13,260,300)
                                                                  --------------

TOTAL STOCKHOLDERS' DEFICIT                                          (2,084,461)
                                                                  --------------

TOTAL LIABILITIES, PREFERRED STOCK AND
 STOCKHOLDERS' DEFICIT                                            $         341
                                                                  ==============


          See accompanying notes to consolidated financial statements.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Years ended March 31,
                                                     ---------------------------
                                                         2005           2004
                                                     ============   ============

REVENUE                                              $         -    $         -
                                                     ------------   ------------

OPERATING EXPENSES:
 General and administrative                              173,012        111,283
                                                     ------------   ------------

    Total operating expenses                             173,012        111,283
                                                     ------------   ------------

OPERATING LOSS                                          (173,012)      (111,283)
                                                     ------------   ------------

OTHER (INCOME) EXPENSE:
 Interest expense                                              -        547,030
 Other (income)                                                -         (2,433)
                                                     ------------   ------------
    Total other expense                                        -        544,597
                                                     ------------   ------------

LOSS BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS    (173,012)      (655,880)
                                                     ------------   ------------

INCOME TAX (BENEFIT) PROVISION                                 -              -
                                                     ------------   ------------

LOSS FROM CONTINUING OPERATIONS                         (173,012)      (655,879)
                                                     ------------   ------------

DISCONTINUED OPERATIONS
 Loss from operations of discontinued segments, no
  income tax effect                                            -     (1,031,134)
 Gain from disposal of assets in discontinued
  business segments, no income tax effect              2,757,617      8,705,832
                                                     ------------   ------------
    Total gain from discontinued operations            2,757,617      7,674,698
                                                     ------------   ------------

                                                     ------------   ------------

NET INCOME                                           $ 2,584,605    $ 7,018,818
                                                     ============   ============


Weighted average number of common shares:
 Basic and diluted                                     7,275,048      7,275,048
                                                     ============   ============

Basic and Diluted Income (Loss) per common share:
 Continuing operations                               $     (0.03)   $     (0.10)
 Discontinued operations                                    0.37           1.05
                                                     ------------   ------------
 Net income per share                                $      0.34    $      0.95
                                                     ============   ============


          See accompanying notes to consolidated financial statements.

PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY

STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
--------------------------------------------------------------------------------------------------------------------------------

                                                              Mandatorily Redeemable Convertible Preferred Stock
                                         ---------------------------------------------------------------------------------------
                                                                                                        Subscription
                                          Shares     Amount    Shares     Amount   Shares      Amount    Receivable     Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2003                   16,667   $ 100,000    9,500   $ 68,588    75,000   $ 750,000   $ (191,500)  $ 727,088

Dividend accrual

Warrants issued for services performed

Cancellation of subscription receivable                                            (19,150)   (191,500)     191,500           -

Net income

                                         ---------------------------------------------------------------------------------------
Balance, March 31, 2004                   16,667   $ 100,000    9,500   $ 68,588    55,850   $ 558,500   $        -   $ 727,088
                                         =======================================================================================

Dividend accrual

Warrants issued for services performed

Cancellation of subscription receivable                                                  -           -            -           -

Net income

                                         ---------------------------------------------------------------------------------------
Balance, March 31, 2005                   16,667   $ 100,000    9,500   $ 68,588    55,850   $ 558,500   $        -   $ 727,088
                                         =======================================================================================

PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY

STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
--------------------------------------------------------------------------------------------------------------------

                                                                            Additional
                                                       Common Stock          Paid-In     Accumulated
                                                  Shares         Amount      Capital       Deficit          Total
---------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2003                          7,275,048   $ 10,205,073   $ 961,366   $ (22,717,023)  $(11,550,584)

Dividend accrual                                                                              (73,350)       (73,350)

Warrants issued for services performed                                          9,400                          9,400

Cancellation of subscription receivable                                                                            -

Net income                                                                                  7,018,818      7,018,818

                                               ----------------------------------------------------------------------
Balance, March 31, 2004                          7,275,048   $ 10,205,073   $ 970,766   $ (15,771,555)  $ (4,595,716)
                                               ======================================================================

Dividend accrual                                                                              (73,350)       (73,350)

Warrants issued for services performed                                              -                              -

Cancellation of subscription receivable                                                                            -

Net income                                                                                  2,584,605      2,584,605

                                               ----------------------------------------------------------------------
Balance, March 31, 2005                          7,275,048   $ 10,205,073   $ 970,766   $ (13,260,300)  $ (2,084,461)
                                               ======================================================================

          See accompanying notes to consolidated financial statements.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended March 31,
                                                                               2005          2004
                                                                           -------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                             $    2,584,605   $ 7,018,818
   Adjustments to reconcile net income to net cash provided by operating activities:
  (Gain) from discontinued operations                                         (2,757,617)   (7,674,698)
  Warrants issued for services performed                                            --           9,400
     Change in assets and liabilities (net of discontinued operations):
       Accrued expenses                                                          171,772       229,419
                                                                          --------------   -----------
Net cash (used in) continuing operations                                          (1,240)     (417,061)
Net cash provided by  discontinued operations                                       --          95,942
                                                                          --------------   -----------
Net cash  (used in) operating activities                                          (1,240)     (321,119)
                                                                          --------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                                            --          (3,170)
                                                                          --------------   -----------
Net cash (used in) investing activities                                             --          (3,170)
                                                                          --------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

   Issuance of long-term debt and notes payable                                     --         108,966
                                                                          --------------   -----------
Net cash  provided by financing activities                                          --         108,966
                                                                          --------------   -----------
Net (decrease)  in cash                                                           (1,240)     (215,323)

Cash, beginning of year                                                            1,581       216,904
                                                                          --------------   -----------
Cash, end of year                                                         $          341   $     1,581
                                                                          ==============   ===========
SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION:

   Cash paid during the year for interest                                 $         --     $    65,737
                                                                          ==============   ===========
NON-CASH FINANCING AND INVESTING ACTIVITIES:
                                                                          ==============   ===========

                                                                          ==============   ===========

                                                                          ==============   ===========
   Warrants issued for services performed                                 $         --     $     9,400
                                                                          ==============   ===========
   Assets transferred in foreclosure action                               $          545   $ 2,708,421
                                                                          ==============   ===========
   Debt forgiven in foreclosure action                                    $    2,758,162   $ 9,282,928
                                                                          ==============   ===========


See accompanying notes to consolidated financial statements.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

NOTE 1--ORGANIZATION AND OPERATIONS

NATURE OF BUSINESS AND SUMMARY OF OPERATIONS

Prologic Management Systems, Inc. (the "Company") is an Arizona corporation founded in 1984. As reported for the prior fiscal year, the Company and its wholly owned subsidiary, BASIS, Inc., were subject to foreclosure action in February of 2004. Prior to the foreclosure action, the Company, operating through its wholly owned subsidiary, BASIS, Inc., provided commercial systems integration and professional services firm, specializing in high-availability, fully integrated systems, providing systems integration services, networking services, security and database software for the commercial market. The Company had sales and services offices in California, Oregon, Arizona, Texas and Louisiana. The assets located at these operating offices were taken by GE Access under the foreclosure action

Effective March 24, 2005, the Corporate Charter of BASIS, Inc., a wholly owned subsidiary of the Company, was dissolved administratively by the Arizona Corporation Commission for the failure to file an annual report. At the time of dissolution BASIS, Inc. ("BASIS"), was not conducting any business and had not conducted any business for over one year.

As of March 31, 2005, subsequent to the dissolution of BASIS, the Company will have remaining approximately $1,358,000 of liabilities and obligations to third parties. The Company continues to negotiate its obligations with the individual creditors.

As a result of a foreclosure on substantially all of the Company's assets, the Company ceased to have ongoing business operations. The Company has no operations and no sources of revenue. The Company does not have any current agreements or plan to replace the assets or business units taken under the foreclosure action.

Management is analyzing options regarding the Company's solvency and creditor issues facing the Company as well as seeking potential business opportunities that may be appropriate for the Company's long-term growth strategy.



MANAGEMENT'S PLANS

In light of the foreclosure action and subsequent dissolution of BASIS, Inc., the management focus is on trying to restructure the remaining debt on the balance sheet with the intent of converting a significant amount of the debt to equity. If this can be accomplished effectively and in a reasonable period of time, management would then consider the acquisition or merger with one or more companies, which would be a good candidate for the public entity. Currently, the board intends to work with existing shareholders in order to achieve these goals. However, it is likely that in conjunction with any such suitable acquisition or merger, the Company would likely need to raise capital to provide the necessary working capital for the consolidated entity. The Company has no commitments at this time from third parties for any such financing and/or any acquisitions or mergers.


The Company faces many challenges. There is now no meaningful operating history to evaluate the Company's prospects for successful operations. The Company has operated in a highly competitive industry and has incurred operating losses and negative operating cash flow. Future losses are anticipated and the Company's plan to restructure its obligations, even if successful, may not result in the Company being able to raise the capital needed to effect the merger or acquisition of a suitable business.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Management plans include intentions to acquire an operating business. Management believes it can successfully complete an acquisition and raise sufficient capital that will enable the Company to continue as a going concern. However, there are no assurances that such a transaction will occur. The uncertainty of future funding and the lack of cash flow from operations raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

All of the information provided herein regarding the operations and the financial performance of the Company are provided for historical and financial reporting purposes. The operations and the respective performance for the fiscal year ending March 31, 2005 will provide no basis for any future activities.


NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

Through March 24, 2005, the consolidated financial statements of the Company include the accounts of Prologic and its subsidiary, BASIS. Effective, March 24, 2005, BASIS was dissolved and there were no remaining assets or liabilities to consolidate at March 31, 2005. The results of the operations of BASIS are included in the consolidated financial statements through the dissolution date of March 24, 2005. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and all highly liquid investments with maturity of three months or less when purchased.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange.

The carrying amount of accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The terms of notes payable and other long-term obligations approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

INCOME TAXES

The Company accounts for income taxes utilizing the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when management cannot determine whether or not it is likely that the net deferred tax asset will be realized.

EARNINGS/LOSS PER SHARE

FASB Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128) provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the entity. At March 31, 2005 and 2004, potential common stock, consisting of stock options, warrants and convertible preferred stock totaling 1,827,111 and 2,182,211 shares, respectively, are excluded from the computation of diluted earnings per share because they are anti-dilutive. As the loss from continuing operations is the control number for the determination of whether securities are dilutive, such securities are considered anti-dilutive for the years ended March 31, 2005 and 2004.

The following table presents the computation of basic and diluted loss per share from continuing operations for the fiscal years ended March 31:


                                                                      Weighted Average
                                                     Loss                  shares             Per share
                                              ------------------    -------------------    -----------------
2005
----
Net income                                        $   2,584,605
Discontinued Operations                              (2,757,617)
Preferred stock dividend                                (73,350)
                                              ------------------
Loss to common stockholders                       $    (246,362)
                                              ==================

Basic loss per share                              $    (246,362)          7,275,048             $   (0.03)
Effect of dilutive securities                               N/A
Diluted loss per share                            $    (246,362)          7,275,048             $   (0.03)


2004
----
Net income                                        $   7,018,818
Discontinued operations                              (7,674,698)
Preferred stock dividend                                (73,350)
                                              ------------------
Loss to common stockholders                       $    (729,230)
                                              ==================

Basic loss per share                              $    (729,230)          7,275,048             $   (0.10)
Effect of dilutive securities                               N/A
Diluted loss per share                            $    (729,230)          7,275,048             $   (0.10)

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005


STOCK-BASED COMPENSATION

The Company accounts for employee stock options or similar equity instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize employee related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 "Accounting for Stock Issued to Employees", the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using fair value measurement criteria. The Company has elected to account for its stock-based compensation plans under APB No. 25

The Company has elected to account for its stock-based compensation plans under APB No. 25 and has therefore recognized no compensation expense in the accompanying consolidated financial statements for stock-based employee awards granted as the option price for all employee options grants exceeded the fair value of the Company's common stock on the date of grant. Additionally, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 2003 using the Black-Scholes option pricing model with the following weighted average assumptions:




                                                   2005               2004
                                                  Options           Options
                                                ------------      -------------
 Risk free interest rate                               4.12 %           4.85 %
 Expected dividend yield                                  -                  -
 Expected lives                                     5 years           5 years
 Expected volatility                                241.80_ %         156.93 %


If the Company had accounted for its stock-based employee compensation plans using a fair value based method of accounting, the Company's net income (loss) and income (loss) per common and common share equivalent would have been as follows:

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

                                                                                   Years ended March 31,
                                                                                --------------------------
                                                                                   2005            2004
                                                                                -----------     ----------
 Net income (loss)- as reported                                                 $ 2,584,605     $7,018,818
 Less fair value of stock-based employee compensation expense                          (992)       (66,981)
                                                                                -----------     -----------
 Net income (loss)- pro forma                                                   $ 2,585,597     $6,951,837
                                                                                ===========     ===========
 Net income (loss) per share (basic and diluted) - as reported                  $      0.34     $     0.95
                                                                                ===========     ===========
 Net income (loss) per share (basic and diluted) - pro forma                    $      0.34     $     0.95
                                                                                ===========     ===========


The effects of applying SFAS No. 123 for pro forma disclosures for 2005 and 2004 are not likely to be representative of the effects on reported net loss and loss per common and common share equivalent for future years, because options vest over several years and additional awards generally are made each year.



NEW ACCOUNTING PRONOUNCEMENTS


In June 2003 the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" SFAS No. 150 requires certain instruments, including mandatorily redeemable shares, to be classified as liabilities, not as part of shareholders' equity or redeemable equity. For instruments that are entered into or modified after May 31, 2003, SFAS No. 150 is effective immediately upon entering the transaction or modifying the terms. For other instruments covered by Statement 150 that were entered into before June 1, 2003, Statement 150 is effective for the first interim period beginning after June 15, 2003. The Company has evaluated the provisions of SFAS No. 150. The redeemable preferred stock does not meet the criteria for classification as liabilities in accordance with SFAS No. 150. Therefore, all of preferred stock that was previously presented between liabilities and equity on the balance sheet remains presented as such. The Company anticipates conversion of all its redeemable preferred stock into common stock by the end of the second quarter of fiscal 2005.

In November 2002, the FASB issued interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees. Including indirect Guarantees of Indebtedness of Others," which disclosures are effective for financial statements for periods ending after December 15, 2002. While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees would only result in immaterial increases in future costs, but do not represent significant commitments or contingent liabilities of the indebtedness of others.

In January 2003, the FASB issued interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46) which requires the consolidation of variable interest entities, as defined. FIN 46 is applicable immediately for variable interest entities created after January 1, 2003. For variable interest entities created prior to January 1, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not currently believe that any material entities will be consolidated as a result of FIN 46.

In December 2002, the FASB issued SFAS No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE - AN AMENDMENT OF FASB STATEMENT NO.
123. SFAS No. 148 amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements issued for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material effect on its financial position or results of operations.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

In December 2004 the FASB issued a revised Statement 123 (SFAS 123R), "ACCOUNTING FOR STOCK-BASED COMPENSATION" requiring public entities to measure the cost of employee services received in exchange for an award of equity instruments based on grant date fair value. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award -- usually the vesting period. The Company is evaluating the impact of this new pronouncement and does not expect the effect of implementation will have a significant impact on the Company's financial statements.


NOTE 3-- DISCONTINUED OPERATIONS

FORECLOSURE ACTION

In the year ended March 31, 2004, the Company divested of its only operating segment through a foreclosure action with its primary creditor.

Substantially all assets and liabilities of the discontinued operations were removed form the balance sheet as of March 31, 2005. The following presents the status of the discontinued operations at March 31, 2004:

-------------------------------------------------------------------------------
                                                                 Revenues for
    Remaining Assets             Remaining Liabilities          the year ended
   At March 31, 2004               At March 31, 2004            March 31, 2004
------------------------- ------------------------------------- --------------
                          Accounts payable and
                          accrued expenses    $1,984,613

NONE                      Notes payable        1,020,100
                                              ----------
                                              $ 3,004,713        $ 14,103,523
                                              ===========
------------------------- ------------------------------------- ---------------



Through the foreclosure process discussed in Note 1, the Company transferred all of its cash, accounts receivable, inventories and equipment to its primary creditor. The creditor assumed the Company's existing maintenance contracts. The Company realized a gain on the relief of the debt due to this creditor as a result of the foreclosure action. The Company estimated that the fair value of the assets surrendered in the foreclosure approximated the carrying value. The majority of the asset value was comprised of current assets such as cash, accounts receivable and inventories. The carrying value of the equipment surrendered in the foreclosure was approximately $193,000. Based on estimates of comparable used computer equipment, management believed that the carrying value approximated the fair value at the time of the foreclosure. The following summarizes the foreclosure transaction:

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005



Assets surrendered:
  Cash                                $ 1,083,616
  Accounts receivable                   1,120,798
  Inventories                             141,879
  Prepayments and deposits                144,026
  Tradenames                               25,000
  Equipment                               193,102
                                      -----------
   Total assets surrendered             2,708,421
                                      -----------

Liabilities satisfied:
  Deferred revenue                        688,448
  Accounts payable                        471,899
  Line of credit                          610,000
  Notes payable                         8,672,958
  Accrued interest                        970,948
                                      -----------
   Total liabilities satisfied:        11,414,253
                                      -----------
Gain on foreclosure                   $ 8,705,832
                                      ===========


The creditor has agreed to waive its deficiency claim against the Company subject to certain terms and conditions placed on the Company. This includes compliance with the conditions of the foreclosure and representations by the Company as to asset disclosure through a specific compliance date of September 30, 2004. Management believes that the Company has complied with these terms and conditions.

The Company has made accruals for approximately $200,000 at March 31, 2004 related to estimated lease settlements.

DISSOLUTION OF BASIS, INC.

As a result of the dissolution action and process discussed in Note 1, at the time of dissolution BASIS, Inc. ("BASIS"), was not conducting any business and had not conducted any business for over one year.

All of the substantive, tangible and intangible assets of BASIS and Solid Systems, an operating division of BASIS, had been seized under the foreclosure action discussed herein, leaving approximately $3,000,000 of debt having been incurred by BASIS, Inc. with no assets from which payment could be made.

Under Arizona law, upon the dissolution of a corporation the ownership of any assets of the corporation pass, in trust, to its shareholders to be held and used to pay creditors of the dissolved corporation. Upon the dissolution of BASIS no assets passed to the Company because BASIS had no assets.

The Company does not otherwise hold any assets of BASIS. Consequently, management does not believe that a creditor of BASIS would be successful in asserting that the Company is to use any assets held by the Company to pay a claim owed a creditor of BASIS. The Company will contest any assertion that it has liability for the debt obligations of BASIS.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005


Many of the recorded obligations of BASIS have exceeded time limits under statutes of limitations. Management believes that there is no value to the remaining obligations due to the dissolution and the legal basis discussed above. The following summarizes the financial results of the dissolution of
BASIS:



Accounts Payable                           $ 1,471,258
Sales Tax Payable                              375,936
Accrued Interest                               180,725
Othe Accrued Expenses                            6,788
Notes Payable                                  722,910
                                           -----------

Gain on Dissolution                        $ 2,757,617
                                           ===========

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005


NOTE 4 -- NOTES PAYABLE

Notes payable as of March 31, 2005 are as follows:


 Notes payable, interest at 2% per month, previously secured by various equipment, originally due on March 31, 1998, note is in default and is
   currently payable and collateralized by common stock.                        $  100,000

 Software purchase agreement for minimum royalties of $250,000, secured by purchased software, originally due on December 31, 2001.  Note is in
   default and has since been settled in a legal judgment.                          68,000

 Note payable, interest at 8.5%, unsecured, principal and interest of $2,100
   due monthly through March 31, 2004. Note is in default.                          60,186

 Note payable, interest at 11% per annum on the outstanding principal, quarterly payments of $25,000 through October 12, 2001.  Note is in
   default.                                                                         75,000


 Other unsecured notes requiring a total of $25,555 in monthly principal and interest payments with interest up to 24% per annum.  The three notes are
   in default and currently due.                                                   105,660
                                                                                ----------

 Total notes payable                                                            $  408,846
                                                                                ==========



The notes payable are all in default and currently payable. Due to the financial insolvency of the Company and the ongoing negotiations with the creditors, no interest was accrued on the above notes during 2005. The Company is attempting to negotiate payment terms with the creditors.


NOTE 5--INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Income taxes for years ended March 31, 2005 and 2004, is summarized as follows:

                                                 2005                 2004
                                            -------------          ----------

    Current Provision                       $     974,000          $2,377,671
    Deferred (Benefit) Provision                 (974,000)         (2,377,671)
                                             ------------          ----------
              Net income tax provision      $         -0-          $      -0-
                                             ============          ==========


The Company has net operating loss carryforwards approximating $8,834,000 for federal income tax purposes, which expire in varying amounts from 2010 through 2025. Utilization of the net operating loss carryforwards may be significantly limited or eliminated as a result of change in ownership as defined in Section 382 of the internal revenue code. The Company has net operating loss carryforwards approximating $1,493,000 for state income tax purposes, which expire in varying amounts from 2006 through 2008. Since there is no net income tax effect and all operations are consolidated for income tax purposes, there is no allocation between continuing and discontinued operations.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

A reconciliation of the difference between the provision for income taxes and the amount that would be computed using statutory federal and state income tax rates is as follows for the years ended March 31,:


                                                       2005                      2004
                                                       ----                      ----
     Federal statutory rates                       $ 879,000       34%       $2,386,000          34%
     State income taxes                              155,000        6%          421,000           6%
     (Utilization)/increase of valuation
           allowance associated with net
           operating loss carryforwards           (1,053,000)     (40)%      (2,825,000)       (40)%
     Other                                            19,000        -%           18,000           -%
                                                 ------------ -------
     Effective rate                                $      -0-       0%       $      -0-           -%
                                                 ============ ========       ==========    ========

A detail of the net deferred tax asset is as follows:

                                                                                      Years ended March 31,
                                                                                 ------------------------------
                                                                                      2004             2004
                                                                                 --------------   -------------
 Deferred tax assets:
   Net operating loss carryforward                                               $    3,004,000   $   4,513,000
    Intangible assets                                                                   -                60,000
   Other accruals                                                                        60,000          78,000
                                                                                 --------------   -------------
 Total deferred tax assets                                                            3,064,000       4,651,000
                                                                                 --------------   -------------
 Less valuation allowance                                                            (3,064,000)     (4,651,000)
                                                                                 --------------   -------------
 Net deferred tax assets                                                         $            -   $           -
                                                                                 ---------------  -------------


Net deferred tax assets have been offset by a valuation allowance because of uncertainties that such assets will be realized. During the year ended March 31, 2005, the valuation allowance was decreased by $1,587,000 representing the utilization of the net operating loss carryforwards of $974,000, the reduction in the deferred income tax assets of $78,000 due to reversal of temporary differences and the expiration on net operating loss carryforwards of $535,000. During the year ended March 31, 2004, the valuation allowance was decreased by $2,825,000 representing the utilization of the net operating loss carryforwards of $2,825,000.


NOTE 6--CAPITAL STOCK

Common Stock

The Company issued no common stock in fiscal years ended March 31, 2004 and March 31, 2005.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005
Common Stock Warrants

In fiscal 2004, the Company issued warrants to purchase 60,000 and 10,000 shares of common stock at $0.50 and $0.65 per share respectively. These warrants were granted as consideration for services rendered. The fair value of the warrants was recorded as consulting expense of $9,400. As of March 31, 2005, a total of 826,666 shares of common stock are exercisable under warrants issued as consideration for consulting and advisory services, as well as warrants issued as consideration in connection with the renegotiation of a note. The range of exercise prices for the warrants is $0.50 to $2.00 per share of common stock, and bear expiration dates ranging from May 2005 through March 2007.


Series A Cumulative Convertible Preferred Stock

The Series A preferred stock agreement provides for dividends at the rate of 8%, payable quarterly in cash or shares of common stock at a stated price of $2.00 per share, at the discretion of the Company's Board of Directors. Cumulative unpaid dividends totaled approximately $56,000 and $48,000 at March 31, 2005 and 2004, respectively. Holders of Series A preferred stock have liquidation preference over holders of common stock and receive $6.00 per share plus accrued dividends, in the event of liquidation. The agreement defines a more than 50% change in voting power as a liquidation event.

Holders of Series A preferred stock may convert each share of Series A preferred stock into shares of common stock with a minimum stated value of $2.00 per share beginning after June 1998, at a conversion rate of $6.00 per preferred stock share (each share of Series A preferred is convertible into three shares of common stock), subject to adjustment. In addition, for each share of common stock received through conversion, holders were entitled to receive one warrant to purchase one share of common stock at the conversion price ($2.00 per share). Warrants issued under this agreement expired in December 2000.

Series A preferred stock is subject to conversion 12 months after the issuance, at the option of the Company, contingent upon an increase in the price of common stock equal to at least 150% of the conversion price ($3.00 per share, subject to adjustment).

Series B Cumulative Convertible Preferred Stock

In March 1998, the Company authorized 100,000 shares of 10% Series B Cumulative Convertible preferred stock (Series B preferred). The Series B preferred stock agreement provides for dividends at a rate of 10% of the issued and outstanding balance payable semi-annually beginning October 31, 1998, in cash or shares of common stock, subject to provisions in the agreement. Cumulative unpaid dividends totaled approximately $28,500 and $19,000 at March 31, 2005 and 2004, respectively.

Series B Preferred may be converted to common stock at the option of the shareholder. The conversion rate (4.44 common shares to be received per one preferred share) is calculated by dividing the stated value ($10) by the effective conversion price ($2.25).

During February 2001, certain holders of Series B preferred stock converted 62,500 shares of preferred stock into 277,782 shares of common stock at a conversion rate of 4.44 common shares to one preferred share. The Company may redeem Series B preferred at the stated value plus accrued dividends with at least 20 days notice to the shareholders and may not reissue any shares repurchased.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

Holders of Series B preferred stock have liquidation preference over holders of common stock. In the event of liquidation, Series B preferred shareholders will receive $10 per share plus accrued dividends. The agreement defines a more than 50% change in voting power as a liquidation.

Series C Cumulative Preferred Stock

In December 1999, the Company authorized 100,000 shares of 10% Series C Cumulative Convertible preferred stock. The Series C preferred stock provides for dividends at the rate of 10% payable semi-annually beginning April 30, 2000, to be paid in cash or shares of common stock, subject to provision in the agreement. Cumulative unpaid dividends totaled approximately $167,550 and $111,700 at March 31, 2005 and 2004, respectively.

Series C preferred stock may be converted into common stock at the option of the shareholder. The conversion rate (4.44 common shares to be received per one preferred share) is calculated by dividing the stated value ($10) by the effective conversion price ($2.25), subject to adjustment.

The Company may redeem the Series C preferred stock at the stated value plus accrued dividends with at least 20 days notice to the shareholders and may not reissue any shares repurchased.

Holders of Series C preferred stock have liquidation preference over holders of common stock and receive $10 per share plus accrued dividends, in the event of liquidation. The agreement defines a more than 50% change in voting power as a liquidation.

In fiscal 2000, the Company issued 55,850 shares of Series C preferred stock to two entities in which officers of the Company hold interests. Of the 55,850 shares issued, the Company received $337,720 in cash and $220,780 in conversion of debt from a related party. The due date of the remaining $191,500 for an additional 19,150 shares had been extended pending settlement of the Series B legal dispute. The balance of $191,500 and the associated shares under the subscription have since been cancelled.

During the fiscal year ended March 31, 2005 and fiscal year ended March 31, 2004, no dividends were paid to holders of the Company's Series B Preferred Stock and Series C Preferred Stock.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

All series of preferred stock do not embody unconditional obligations for redemption at a specified date or upon an event certain to occur. The Company's preferred stock was previously presented between equity and liabilities in the statement of financial position. Under Statement of Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the preferred stock does not fall within the definition of a liability.

NOTE 7--STOCK OPTION PLAN

During 1995, the Company's Board of Directors approved the 1994 Stock Option Plan (the "Plan"). The maximum number of shares that may be issued pursuant to the Plan, as amended, is 3,500,000, and the Plan expires March 29, 2011. Options granted under the Plan include incentive and nonqualified stock options, with vesting determined on the grant date, not to exceed ten years, and are exercisable over a ten-year maximum period at a price no less than 100% of the fair market value of the common stock at the date of grant.


The following table summarizes the activity under the Company's stock option plan:

                                                                          Years ended March 31,
                                                        ----------------------------------------------------------
                                                                   2005                           2004
                                                        -----------------------------  ---------------------------
                                                        Number of      Weighted Price   Number of       Price
                                                          Shares        Per Share        Shares        Per Share
                                                        -----------     -----------    ------------   ----------
 Options outstanding, beginning of year                  1,015,100      $    0.52       1,120,300     $     0.56
   Granted                                                  20,000           0.10         210,300           0.50
   Canceled/expired                                       (375,100)          0.58        (315,500)          0.65
   Exercised                                                     -                              -              -
                                                        ----------      ---------       ---------     ----------

 Options outstanding, end of year                          660,000      $    0.47       1,015,100     $     0.52
                                                        ==========      =========       =========     ==========

 Options exercisable, end of year                          660,000      $    0.47       1,015,100     $     0.52
                                                        ==========      =========       =========     ==========

 Weighted average fair value of options granted                         $   0.049                     $     0.16
                                                                        =========                     ==========

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

There were 2,840,000 options available for grant under the plan at March 31, 2005.

Options outstanding and exercisable by price range as of March 31, 2005 are as follows:

                                                            Weighted
                                                            Average        Weighted                      Weighted
                                                           Remaining       Average                       Average
                                          Options          Contractual     Exercise        Options       Exercise
Range of Exercise Prices                Outstanding           Life          Price        Exercisable      Price
                                       -------------      ------------    ---------     -------------   ---------
$0.50                                        640,000              2.34    $    0.50           640,000    $   0.50
$0.10                                         20,000              4.00    $    0.10            20,000    $   0.10
                                       -------------      ------------    ---------     -------------    --------
$0.10 - $0.50                                660,000              2.39    $    0.47           660,000    $   0.47
                                       =============      ============    =========     =============    ========


NOTE 8--401(k) PLAN

The Company's 401(k) plan was frozen and terminated in the year ended March 31, 2004. Participants have been notified to withdraw funds. In fiscal 2004 and 2003, the Company did not contribute to the 401(k) plan.


NOTE 9--RELATED PARTY TRANSACTIONS

In connection with the April 22, 2003 resignation of Mr. James M. Heim, an officer of the Company, and at Mr. Heim's request, as part of the Company's separation agreement with Mr. Heim the Company agreed to transfer to Mr. Heim ownership rights to all of the Company's proprietary software products, which comprised 1.2% in the fiscal year ended March 31, 2003, and less than 1.6% of the Company's revenues in each of the previous 3 fiscal years. There was no carrying value of assets related to these proprietary software products. Mr. Heim assumed the balance of the maintenance contracts through a transfer of cash of approximately $39,000 representing the carrying amount of the related obligation on the Company's balance sheet at the time of the transfer.

During the fiscal year ended March 31, 2005, Mr. James M. Heim and Mr. Martin A. Diamond, who are executive officers of the Company, provided approximately $40,000 in capital financing to the Company in the form of payments of current operating expenses. These expenditures were critical to the ongoing operations. These expenses included accounting, auditing, SEC reporting and general operating and administrative expenditures related to the efforts to re-organize the creditors and efforts to secure capital. In addition, Mr. Heim deferred all of the $120,000 of compensation due under his employment agreement with the Company and is included in accrued expenses on the balance sheet. These obligations which have been incurred since the foreclosure action in the prior fiscal year will be treated as priority obligations by the Company.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

NOTE 10--COMMITMENTS AND CONTINGENCIES

The Company's administrative and accounting records are located in Tucson, Arizona in a storage facility consisting of approximately 300 square feet under a month-to-month lease. If the Company requires additional or alternate space within the next twelve months, the Company believes that space sufficient to meet its requirements will be available on commercially reasonable terms. Rent expense under operating leases for the years ended March 31, 2005 and 2004 was $2,509 and $512,688, respectively. There is one operating lease that has a remaining non-cancelable lease term in excess of one year at March 31, 2005. Minimum annual lease payments under this arrangement are $30,420 and $17,745 for the years ended March 31, 2005 and 2006 respectively. The lease expires in October 2005. Due to the financial insolvency of the Company, no liabilities have been recorded for the remaining lease term as of March 31, 2005.

Under its bylaws, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make is unlimited. However, the Company has had no operations since the foreclosure and minimal trading in its stock, and as a result, the Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of March 31, 2005.

On August 1, 2000, certain holders of the Company's Series B Convertible Preferred Stock filed an action in the Arizona Superior Court, Pima County (Pace Investment Co., Inc., et al. v. Prologic Management Systems, Inc., CV 20003999). The Company filed a counterclaim against the Plaintiffs, petitioning the court to, amongst other things, affirm the Company's position and deny the Plaintiffs' claims. On April 30, 2003, the parties negotiated a settlement agreement whereby the Company would issue the plaintiffs 2.63 shares of Prologic common stock for each dollar ($1.00) of money originally invested by the plaintiffs, reduced by the number of common shares that have been issued to each current preferred stockholder as dividends on the preferred stock. The total number of shares of common stock to be issued to the plaintiffs is 1,197,634 shares. The parties have agreed to dismiss with prejudice all claims in this case. The parties are in the process of attempting to reach agreement on a settlement, after which time the common shares due thereunder will be issued. The parties intend to settle the dispute without the aide of the courts.

On May 19, 2003, a complaint was filed by Avnet against Prologic to collect approximately $150,000 owed by Prologic to Avnet. (Avnet Computer Marketing Group v. Prologic Management systems, Inc., C20032814). Prologic does not deny this debt and has agreed to a stipulated judgment for the full debt owed in this matter. An Entry of Default was granted on January 13, 2004 for a total amount of $150,522, which includes costs and legal fees of $212.

On October 23, 2003, a complaint was filed by Holualoa against Prologic to collect approximately $194,000 allegedly owed by Prologic for the lease of office space in Tucson, Arizona (Holualoa Butterfield Industrial LLC v. Prologic Management Systems, Inc., C20035918). The plaintiff requested from the court an Entry of Default and it was granted on March 11, 2004 for a total amount of $190,129, which includes costs and legal fees of $5,898.

                PROLOGIC MANAGEMENT SYSTEMS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

On December 23, 2003, a complaint was filed by Nextera against Prologic to collect approximately $80,000 owed by Prologic under the terms of a promissory note (Nextera Business Performance Group, Inc. v. Prologic Management Systems, Inc., MICV2003-05209-H).. On April 14, 2004, the plaintiff requested an Entry of Default. An Entry of Default was granted on May 28, 2004 for a total amount of $85,340, which includes interest of $17,340.

The Company acknowledges the possibility that creditors and/or former employees in the future may file additional lawsuits. However, there have been no such specific asserted claims that have not been accrued for in the accompany balance sheet at March 31, 2005. As discussed in Note 3, management believes that there is little legal basis for creditors to make and enforce claims against its dissolved subsidiary.


                                    * * * * *